As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ELEVATE CREDIT, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4714474
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4150 International Plaza, Suite 300 Fort Worth, Texas	76109
(Address of principal executive offices)	(Zip code)
2016 Omnibus Incentive Plan, as Amended
2016 Employee Stock Purchase Plan, as Amended

(Full title of the plan)
Jason D. Harvison
Chief Executive Officer
Elevate Credit, Inc.
4150 International Plaza, Suite 300
Fort Worth, Texas 76109
(Name and address of agent for service)

(817) 928-1500
(Telephone number, including area code, of agent for service)
Copies to:

Brandon C. Parris, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.0004 par value per share
-- 2016 Omnibus Incentive Plan	1,518,166	(2)	$4.27	$6,482,568.82	(3)	$707.25
-- 2016 Employee Stock Purchase Plan	379,541	(4)	$3.63	$1,377,733.83	(5)	$150.31
TOTAL	1,897,707			$7,860,302.65		$857.56
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under Elevate Credit, Inc. (the “Registrant”)’s 2016 Omnibus Incentive Plan, as Amended (the “2016 Plan”), and 2016 Employee Stock Purchase Plan, as Amended (the “ESPP” and, together with the 2016 Plan, the “Plans”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the common stock.
(2) Represents shares of common stock reserved for future issuance under the 2016 Plan. To the extent that outstanding awards under the 2016 Plan are forfeited or lapse or expire, the shares of common stock subject to such awards instead will be available for future issuance as common stock under the 2016 Plan.
(3) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average high and low offering prices of the common stock on The New York Stock Exchange on February 19, 2021.
(4) Represents shares of common stock reserved for future issuance under the ESPP.
(5) Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on 85% of the average high and low offering prices of the common stock on The New York Stock Exchange on February 19, 2021. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plans, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by the Registrant relating to (i) 1,518,166 shares of its common stock issuable to eligible service providers of the Registrant under the 2016 Plan, pursuant to an “evergreen” provision contained in the 2016 Plan and (ii) 379,541 shares of its common stock issuable to eligible employees of the Registrant under the ESPP, pursuant to an “evergreen” provision contained in the ESPP.
This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
PART II
Item 3.    Incorporation of Documents by Reference.
The following documents, which the Registrant has previously filed with the Commission, are hereby incorporated by reference into this Registration Statement.

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 26, 2021 (File No. 001-37680);
(b)    All other reports filed pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
(c)    The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37680) filed with the Commission on January 19, 2016, pursuant to Section 12(b) of the Exchange Act, as amended, including any amendment or report filed for the purpose of updating such description.
In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provides that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.     Exemption from Registration Claimed.
Not applicable.

Item 8.      Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed on January 11, 2016 (File No. 333-207888)).
4.2
Form of Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on January 11, 2016 (File No. 333-207888)).

5.1	Opinion of Morrison & Foerster LLP.
10.1	Elevate 2016 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on January 30, 2019 (File No. 001-37680)).
10.2	Elevate 2016 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K filed on January 30, 2019 (File No. 001-37680)).
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 26th day of February, 2021.

Elevate Credit, Inc.
By:	/s/ Jason D. Harvison Jason D. Harvison Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jason D. Harvison, Christopher Lutes and Sarah Fagin Cutrona, jointly and severally, as his or her true and lawful attorney‑in‑fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post‑effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys‑in‑fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Jason Harvison Jason Harvison	Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2021

/s/ Christopher Lutes Christopher Lutes	Chief Financial Officer (Principal Financial Officer)	February 26, 2021

/s/ Chad Bradford Chad Bradford	Chief Accounting Officer (Principal Accounting Officer)	February 26, 2021

/s/ Saundra D. Schrock Saundra D. Schrock	Chairman	February 26, 2021

/s/ John C. Dean John C. Dean	Director	February 26, 2021

/s/ Stephen B. Galasso Stephen B. Galasso	Director	February 26, 2021

/s/ Tyler W.K. Head Tyler W.K. Head	Director	February 26, 2021

/s/ Robert L. Johnson Robert L. Johnson	Director	February 26, 2021

/s/ Stephen J. Shaper Stephen J. Shaper	Director	February 26, 2021

/s/ Bradley R. Strock Bradley R. Strock	Director	February 26, 2021